Exhibit (h)(4)

Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 14th day of November 2011, by and between MASSMUTUAL BARINGS CAYMAN GLOBAL DYNAMIC ASSET ALLOCATION FUND I, LTD, an exempted limited company incorporated in the Cayman Islands, having its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “Transfer Agent”).

WHEREAS, the MassMutual Premier Funds (the “Trust”) is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, MassMutual Barings Dynamic Allocation Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Company is a wholly owned subsidiary of the Fund; and

WHEREAS, the Company desires to retain the Transfer Agent to render certain transfer agency services to the Company and the Transfer Agent is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment

1.1	Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the shares (each a “Share” and collectively the “Shares”) of each class of share capital of the Company as may be authorized and issued from time to time, dividend disbursing agent, and agent for certain other services provided to the Company’s Sole Shareholder, in each case in accordance with the provisions of the Company’s organizational documents as amended and restated from time to time (“Organizational Documents”).

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Company and the Transfer Agent, the Transfer Agent shall:

(i)	Receive orders for the purchase of Shares from the Company, and promptly deliver appropriate documentation thereof to the custodian of the Company as identified by the Company (the “Custodian”);

(ii)	Pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)	Receive redemption requests and redemption directions from the Company and deliver the appropriate documentation thereof to the Custodian;

(iv)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholder;

(v)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Company;

(vi)	process and transmit payments for any dividends and distributions declared by the Company; and

(vii)	record the issuance of Shares of the Company and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Company which are authorized, based upon data provided to it by the Company, and issued and outstanding; and provide the Company on a regular basis with the total number of Shares of the Company which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Company.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, mailing Shareholder reports to current Shareholders, maintaining on behalf of the Company such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(ii)	State Transaction (“Blue Sky”) Reporting. The Company shall be solely responsible for its “blue sky” compliance and state registration requirements, if any;

(iii)	Performance of Certain Services by the Company or Affiliates or Agents. New procedures as to who shall provide certain of the services described in this Section 1 may be established in writing from time to time by agreement between the Company and the Transfer Agent. If agreed to in writing by the Company and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Company or its agent may perform these services on the Company’s behalf.

1.4	Authorized Persons. The Company hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Company and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Company agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Company’s then-effective Organizational Documents, and the Company or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Company’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Company or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Company shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Company, the Fund, the Trust, the

Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Company to notify the Transfer Agent of the obligations imposed on the Company, the Fund, the Trust, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	Fees and Expenses

2.1	For the performance by the Transfer Agent pursuant to this Agreement, the Company agrees to pay the Transfer Agent the fees agreed upon by the parties in writing. Such fees and any out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Company and the Transfer Agent.

2.2	In addition to the fees paid under Section 2.1 above, the Company agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule as shall be agreed upon by the parties in writing. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company.

2.3	The Company agrees to pay all fees and reimbursable expenses within thirty days following the receipt of the respective billing notice.

3.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents, warrants and covenants to the Company that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.	Representations and Warranties of the Company

The Company represents, warrants and covenants to the Transfer Agent that:

4.1	The Company is an exempted limited company, and is duly incorporated and existing and in good standing under the laws of the Cayman Islands.

4.2	The sole shareholder of the Company is MassMutual Barings Dynamic Allocation Fund, a series of the MassMutual Premier Funds. The Company shall notify the Transfer Agent a reasonable period of time in advance if it expects that any other person or entity will become a shareholder in the Company.

4.3	The Company is empowered under applicable laws and by the Organizational Documents to enter into and perform this Agreement.

4.4	All proceedings required by the Organizational Documents have been taken to authorize the Company to enter into and perform this Agreement.

5.	Data Access and Proprietary Information

5.1	The Company acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by the Transfer Agent as part of the Company’s ability to access certain Company-related data (“Company Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall (i) Proprietary Information be deemed Company Data or (ii) Company Data be deemed to be Proprietary Information. The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees each for itself and its employees and agents:

(a)	to use such programs and databases (i) solely on the Company’s computers (or those of its authorized agents, if any) or solely from equipment at the location agreed to between the Company and the Transfer Agent and (ii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)	to refrain from copying or duplicating in any way the Proprietary Information;

(c)	to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)	to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(e)	that the Company shall have access only to the Company Data;

(f)	to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

5.2	Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3	If the transactions available to the Company include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.	Indemnification

6.1	The Transfer Agent shall not be responsible for, and the Company shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liability arising out of or attributable to:

(a)	All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith without negligence or willful misconduct;

(b)	The Company’s breach of any representation, warranty or covenant of the Company hereunder;

(c)	The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, Share certificates (if issued) or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Company, and which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (ii) any instructions or requests of the Company or any of its employees, agents or subcontractors; (iii) any instructions or opinions of legal counsel to the Company with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)	The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state; and

(e)	The negotiation and processing of any checks including without limitation for deposit into the Company’s demand deposit account maintained by the Transfer Agent.

6.2

At any time the Transfer Agent may apply to any officer of the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates (if issued) which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

6.3	In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Company may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Company of such assertion, and shall keep the Company advised with respect to all material developments concerning such claim. The Company shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify the Transfer Agent except with the Company’s prior written consent which shall not be unreasonably withheld.

7.	Standard of Care / Limitation of Liability

The Transfer Agent shall at all times act in good faith in its performance of services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including, but not limited to, encoding and payment processing errors, unless said errors are caused by its negligence or willful misconduct or that of its employees. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.	Additional Covenants of the Company and the Transfer Agent

8.1	The Company shall promptly furnish to the Transfer Agent the following:

(a)	A Secretary’s Certificate of the resolution of the Company authorizing the appointment of service providers such as the Transfer Agent and the execution and delivery of this Agreement.

(b)	A copy of the Organizational Documents of the Company and all amendments thereto.

8.2

The Company is a subsidiary of an entity registered with the SEC under the 1940 Act. The Transfer Agent agrees to perform its obligations hereunder as if the Company itself were so registered, and shall create and maintain in accordance with the 1940 Act and other applicable law any and all records relating to the services to be performed hereunder that it would be required to create and maintain under Section 31(a) of the 1940 Act or Rule 31a-1 or otherwise under the 1940 Act if the Company were so registered; provided however that the Transfer Agent shall otherwise keep such records in the form and manner it deems advisable. Such records may be inspected by the Company or its agents during regular business hours upon reasonable prior notice. The Transfer Agent may, at its option at any time, and shall forthwith with upon the Company’s demand turn over to the Company and cease to retain in the Transfer Agent’s files, records and documents created and maintained by the Transfer Agent in performance of its service or for its protection, except to the extent that the Transfer Agent is required to retain such records in accordance with laws, rules or regulations applicable to it as a registered transfer agent. At the end of the applicable retention period, such documents shall, at the Company’s option, either be turned over to the Company or destroyed in accordance with the Company’s authorization.

8.3	The Transfer Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except: (i) for the purposes set forth in or contemplated by this Agreement; (ii) as is authorized by the Company and the Transfer Agent; (iii) as is publicly available without breach of this Agreement; (iv) as is already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; or (v) as requested or required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation.

9.	Termination of Agreement

9.1	The term of this Agreement shall continue through January 1, 2014 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, this Agreement shall automatically continue in full force and effect until either party terminates this Agreement on at least six (6) months’ prior written notice to the other party.

(a)	Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any renewal term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within forty-five (45) days of receipt of such notice.

(b)	If a majority of the Company’s Board of Directors or the Fund’s Board of Directors reasonably determines that the performance of the Transfer Agent under this Agreement does not meet industry standards, written notice of such determination setting forth the reasons for such determination shall be provided to the Transfer Agent. In the event the Transfer Agent shall not, within forty-five (45) days thereafter, cure identified deficiencies to the reasonable satisfaction of the Company’s Board of Directors or the Fund’s Board of Directors, the Company, with the authorization of the Company’s Board of Directors or the Fund’s Board of Directors, may terminate this Agreement.

9.2	Upon termination of this Agreement, the Company shall pay to the Transfer Agent such compensation as may be due as of the date of such termination and shall likewise reimburse the Transfer Agent for its costs, expenses and disbursements.

9.3	This Agreement may be amended at any time by mutual written agreement of the parties hereto.

10.	Assignment

10.1	Except as provided in Section 10.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

10.2	This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

10.3	The Transfer Agent may, without further consent on the part of the Company, subcontract for the performance hereof with: (i) an affiliate of State Street Bank and Trust Company: (ii) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”); (iii) a BFDS subsidiary; or (iv) a BFDS affiliate; provided, however, that the Transfer Agent shall remain liable to the Company for the acts and omissions of any subcontractor under this Section 10.3 as it is for its own acts and omissions under this Agreement.

11.	Amendment

This	Agreement may be amended or modified by a written agreement duly authorized and executed by both parties.

12.	Massachusetts Law to Apply

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts excluding the conflicts of laws principles thereof.

13.	Force Majeure

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.	Damages

Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

15.	Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.	Notice

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or sent via prepaid registered mail to the parties at the following addresses or such other addresses as may be notified by any party from time to time. Such notice, instruction or other instrument shall be deemed to have been given at the earliest of (a) upon personal delivery, or (b) five business days following deposit in the United States Mail, registered mail, postage prepaid, return receipt requested.

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company
200 Clarendon Street, 16th Floor
Boston, Massachusetts 02116
Attention: Sheila McClorey, Transfer Agent Vice President
Telephone: (617) 937-6912
Facsimile: (617) 937-8139

With a copy to:
State Street Bank and Trust Company
2 Avenue de Lafayette, 2nd Floor (LCC/2)
Boston, MA 02206-5049
Attn: Mary Moran Zeven, Esq.
Telephone: (617) 662-1783
Facsimile: (617) 662-3805

(b)	If to the Company, to:

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd.
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention: The Directors
Telephone: +1 345 949 8066
Facsimile: +1 345 949 8080

With a copy to:

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: RS Fund Operations, C105

17.	Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18.	Survival

All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

19.	Severability

If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.	Priorities Clause

In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

21.	Waiver

No waiver by either party of any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

22.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	Services not Exclusive

The services of the Transfer Agent are not to be deemed exclusive, and the Transfer Agent shall be free to render similar services to others. The Transfer Agent shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

24.	Data Protection

The Transfer Agent shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

25.	Any services performed in Massachusetts, USA, by or on behalf of the Transfer Agent under this Agreement shall be limited to those activities which are identified in the Massachusetts Commissioner of Revenue’s Letter Ruling 01-4 as not subjecting a foreign company to taxation in Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MASSMUTUAL BARINGS CAYMAN GLOBAL DYNAMIC ASSET ALLOCATION FUND I LTD.

By:	/s/ Richard J. Byrne
Name:	Richard Byrne
Title:	Director, Duly Authorized

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Senior Vice President, Duly Authorized